UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): December 1, 2016

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	001-34126 (Commission File Number)	20-5961396 (I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 849-9500

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 30, 2016, we entered into an executive employment agreement with our chief executive officer, Paresh Patel. The agreement calls for a four year term of employment beginning January 1, 2017 and an annual base salary of $950,000. The foregoing summary of our executive employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement, which appears as Exhibit 99.1 to this form 8-K.

Item 5.02 Compensatory Arrangements of Certain Officers

On December 1, 2016, our compensation committee established a plan to award cash bonuses to certain of our executives, including “named executive officers,” as set forth below.

Name and office	Cash Bonus
Paresh Patel, chief executive officer	$1,250,000
Richard R. Allen, chief financial officer	$100,000
Anthony Saravanos, president—real estate division	$200,000
Andrew L. Graham, general counsel	$100,000

Except in the case of Mr. Saravanos, these discretionary bonuses are substantially less than those awarded in 2015. In considering these awards, the compensation committee gave considerable weight to the company’s expected net income for 2016 as compared with 2015. However, the compensation committee also considered the advancement of numerous strategic initiatives during 2016, including initiatives in technology, real estate and flood insurance. The compensation committee gave consideration also to its determination that the company’s response to two hurricanes in 2016 was well planned and well executed.

The matters discussed in Item 1.01 are hereby incorporated into this Item 5.02.

Item 9.01 Exhibits

Exhibit 99.1 Executive Employment Agreement – Paresh Patel

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 30, 2016.

HCI GROUP, INC.

BY:	/s/ Richard R. Allen
Name: Richard R. Allen
Title: Chief Financial Officer

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.